Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
10407 Centurion Parkway North	SOLD	62%	6/8/92	$8,401,656	5/15/2006	$10,622,400	$6,464,414
Hartford	SOLD	46%	12/29/93	$6,941,504	8/12/03	$8,925,000	$3,780,406
Marathon	SOLD	16%	9/16/94	$8,279,421	12/29/04	$10,250,000	$1,634,039
Stockbridge Village II	SOLD	46%	11/12/93	$2,945,262	4/29/04	$2,740,385	$1,255,410
Village Overlook	SOLD	62%	9/14/92	$4,143,089	9/29/03	$5,300,000	$3,113,729
WEIGHTED AVERAGE	N/A

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	March 1992 – March 1993

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for operating distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	89% to 11%

AMOUNT RAISED	$17,006,020

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund V is in the disposition-and-liquidation phase of its life cycle. We are very pleased to report that we have now sold all of the assets in the Fund, with the closing of 10407 Centurion Parkway North in the second quarter. This marks the conclusion of this investment program, originally launched in 1992, bringing it full cycle.

Over the course of the remainder of the year, we will be concluding all of the Fund’s activities and liquidating the partnership. We have announced the next distribution of net sale proceeds, scheduled for the fourth quarter 2006, totaling $6,200,000 from the sales of Marathon and 10407 Centurion Parkway North. The remaining net sale proceeds and operating cash are being reserved (see “Estimated Annualized Yield” table) to fund the remaining expenses and obligations of the partnership associated with its final dissolution. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. A final liquidating distribution of any unused reserves will be made to limited partners in December 2006.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•	The 10407 Centurion Parkway North building was sold on May 15, 2006, and net sale proceeds of $6,464,414 were allocated to the Fund. The fourth quarter 2006 distribution will include approximately $5,900,503 of these proceeds, with the remainder being reserved to fund the dissolution costs associated with closing the program.

•	The Hartford property was sold in 2003, delivering allocated net sale proceeds of $3,780,406 to the Fund. The General Partners have used $1,208,623 to fund the Partnership’s pro-rata share of operating expenses, re-leasing costs, and capital expenditures at the Marathon and 10407 Centurion Parkway North properties. In addition, $1,507,001 of the net sale proceeds was distributed to the limited partners in January 2004. The remaining proceeds of $1,064,782 were distributed in November 2004.

•	The Marathon property was sold in December 2004, following the restabilization of the asset with two long-term leases. Of the net sale proceeds, $1,634,039 was allocated to Fund V, and $495,882 has been used to fund re-leasing costs at 10407 Centurion Parkway North and operating costs for the Fund. In addition, $838,660 was distributed to the limited partners in May 2005. The remaining proceeds of $299,497 are scheduled to be distributed in the fourth quarter 2006.

•	The Stockbridge Village II property was sold on April 29, 2004, and $1,255,410 in net sale proceeds has been allocated to the Fund. These proceeds were distributed to the limited partners in May 2005.

•	Village Overlook was sold in 2003, and $3,113,729 of the net sale proceeds was allocated to the Fund. In addition, $636,581 has been used to fund the Partnership’s pro-rata share of operating expenses, re-leasing costs, and capital expenditures at the Marathon and 10407 Centurion Parkway North properties. Net sale proceeds of $2,221,218 were distributed to the limited partners in November 2004, and the remaining proceeds of $255,929 were distributed in May 2005.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$6.42	N/A	$4.20	$4.09
PER “B” UNIT	$10	$0.00	$5.85	$4.14	$4.09

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD *

	Q1	Q2	Q3	Q4	AVG YTD
2006	Reserved	Reserved	—	—	—
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	2.50%	2.50%	2.00%	Reserved	1.75%
2002	7.25%	6.50%	6.50%	2.50%	5.69%
2001	7.00%	7.00%	7.75%	7.25%	7.25%
2000	6.19%	7.50%	7.51%	7.75%	7.24%
1999	7.29%	7.75%	7.71%	7.77%	7.63%
1998	7.44%	7.73%	7.62%	7.03%	7.46%
1997	6.78%	7.04%	7.17%	7.44%	7.11%
1996	6.64%	6.17%	6.86%	6.39%	6.52%
1995	6.10%	7.55%	6.38%	6.43%	6.62%
1994	3.82%	5.67%	5.55%	5.28%	5.08%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004	2003	2002	2001	2000
-13.26%**	9.78%	-39.26%**	0.00%	0.99%	0.00%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to

Fund V’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010